Exhibit 10.1

AUTODESK, INC.

ANDREW ANAGNOST EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of June 19, 2017, by and between Autodesk, Inc. (the “Company”) and Andrew Anagnost (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. This Agreement is effective June 19, 2017 (the “Effective Date”). Pursuant to this Agreement, Executive will serve as the Company’s President and Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position in the Company, as are reasonably assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. Effective as of the Effective Date, Executive will be appointed to serve as a member of the Board. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason and unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily and without further action from the Board, effective as of the end of Executive’s employment as President and Chief Executive Officer, and Executive, at the Board’s request, will execute documents necessary to reflect his resignation.

(c) Obligations. During the Employment Term, Executive will devote his full business time and efforts to the Company and he will use good faith efforts to discharge his obligations under this Agreement to the best of his ability and in accordance with each of the Company’s ethics guidelines, conflict of interest policies and Code of Business Conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company. Executive may not serve, without the prior approval of the Board, as a member of the board of directors of any other for-profit companies. In each instance of Executive joining or resigning from the board of directors of any for-profit company, Executive will provide advance notice to the Board.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon thirty (30) days written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance and other benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Base Salary. Effective as of the Effective Date, the Company will pay Executive an annual salary at a rate of $800,000 per year, as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Annual Incentive. Executive will be eligible to receive annual cash incentive compensation payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”) under the Company’s Executive Incentive Plan (“EIP”). During the Employment Term, Executive’s target annual incentive (“Target Annual Incentive”) under the EIP will be not less than 125% of Base Salary and shall otherwise be subject to the terms of the EIP (or successor plan). The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goals specified by the Committee are achieved or exceeded as set forth in the EIP. Solely with respect to the Company’s fiscal year 2018, Executive’s annual cash incentive compensation shall be equal to the sum of (i) his earned annual cash incentive based on his target annual incentive percentage and base salary as in effect immediately prior to the Effective Date and prorated based on the number of days elapsed from the first day of such fiscal year to the Effective Date and (ii) his earned annual cash incentive based on his Target Annual Incentive and Base Salary and prorated based on the number of days elapsed from the Effective Date to the last day of such fiscal year.

(c) Equity Compensation.

(i) 2018 Annual Grant. As of the Effective Date, the Company shall grant Executive an equity award with a value of $4,000,000 on the date of grant, with the number of shares of Company common stock (the “Company Stock”) subject to such award determined based on the average closing price per share of Company Stock on the Nasdaq Stock Market during the twenty day trading period ending on the date immediately prior to the date of grant (rounded down to the next whole share), pursuant to the Company’s 2012 Employee Stock Plan, as amended and restated (the “Plan”). Forty percent (40%) of the award will consist of time-based restricted stock units that will vest in approximately three equal annual installments commencing on the date of grant. Sixty percent (60%) of the award will consist of performance stock units (having a target number based on the grant date value) that will vest based on the Company’s achievement of targeted performance goals relating to annualized recurring revenue (as adjusted for acquisitions) and free cash flow per share and (each weighted at fifty percent (50%)), in each case, with respect to the Company’s fiscal year 2020, as established by the Committee and to vest on March 20, 2020. Consistent with the foregoing, the terms and conditions of such award shall be set forth in award agreements to be entered into by the Company and Executive which shall evidence the grant of the award, with terms that are consistent with Section 7 of this Agreement.

(ii) 2018 Promotion Grant. As of the Effective Date, the Company shall grant Executive an equity award with a value of $2,000,000 on the date of grant (with the number of shares of Company Stock subject to such award determined as described in the paragraph above), pursuant to the Plan, (having a target number based on the grant date value) that will vest based on the Company’s achievement of targeted performance goals relating annualized recurring revenue (as adjusted for acquisitions) and free cash flow per share and (each weighted at fifty percent (50%)), in each case, with respect to the Company’s fiscal year 2020, as established by the Committee and to vest on March 20, 2020. Consistent with the foregoing, the terms and conditions of such award shall be set forth in an award agreement to be entered into by the Company and Executive which shall evidence the grant of the award, with terms that are consistent with Section 7 of this Agreement.

(iii) Subsequent Annual Grants. Effective commencing with the Company’s fiscal year 2019, Executive shall be eligible to receive long term incentive equity awards generally made available to executive officers of the Company. The Executive’s equity awards shall be determined by the Committee on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other executive officers of the Company, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Committee’s annual evaluation of competitive compensation practices and Executive’s performance. Performance metrics used in Executive’s annual long term incentive award will be determined annually by the Committee and communicated to Executive no later than two (2) months into the annual performance period. Executive’s long term incentive awards will be made at the same time as such awards are made to other executive officers of the Company.

(iv) Non-Assumption upon Change of Control. If outstanding restricted stock units and other equity awards held by Executive are not assumed, continued or substituted in a Change of Control (as defined below), then the vesting of all such awards will accelerate in full (with awards vesting based on performance criteria vesting at target levels) immediately prior to the Change of Control.

4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee health and dental insurance and other benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time. Executive will be entitled to vacation in accordance with the Company’s vacation policy as amended from time to time.

5. Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, subject to Section 9.

6. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive compensation for any completed fiscal year as of his termination of employment; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (d) unreimbursed business expenses required to be reimbursed to Executive, and (e) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable (“Indemnification Rights”). In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not In Connection with a Change of Control, then, provided that the termination of Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), subject to Section 8, Executive will receive: (i) payment of an amount equal to two hundred percent (200%) of Executive’s Base Salary (less applicable tax withholdings), such amount to be paid out in substantially equal installments bi-monthly over twelve (12) months in accordance with the Company’s normal payroll policies; (ii) payout of his pro-rata bonus for the fiscal year of the Company in which termination occurs provided the Company bonus targets are satisfied (based on the number of days actively employed during such fiscal year), such amount to be paid in one lump sum on or before March 15th of the fiscal year next following the year of Executive’s Separation from Service; (iii) with respect to each of Executive’s then outstanding unvested equity awards, other than awards that would otherwise vest in whole or in part only upon satisfaction of performance criteria, such awards shall fully accelerate and become vested with respect to one hundred percent (100%) of the shares subject thereto; (iv) with respect to each of Executive’s then outstanding unvested equity awards that would otherwise vest in whole or in part only upon satisfaction of Company performance criteria (with any individual performance executive deemed fully satisfied), such awards shall become vested (and settled within ten (10) days following vesting) based on the extent, if any, that the underlying performance criteria with respect to such awards are satisfied for the applicable performance period, as pro-rated to reflect the number of days in which Executive was actively employed by the Company during the applicable performance period (and the remainder of such equity awards that do not become vested pursuant to this clause (iv), if any, shall be forfeited); and (v) if Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans, payable when such premiums are due until the earlier of (A) twelve (12) months or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Subject to Sections 8 and 9, the accelerated vesting described in subsections (iii) and (iv) above shall be effective immediately as of the date on which Executive’s separation agreement and release of claims described in Section 8(a) may be revoked has expired, and any payment described in (i) above shall be made, and commence in the case of (v), on the sixtieth (60th) day after Executive’s Separation from Service.

(b) Termination Without Cause or Resignation for Good Reason In Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is In Connection with a Change of Control, then, provided that the termination of Executive’s employment constitutes a Separation from Service, subject to Section 8, Executive will receive: (i) a lump sum payment in an amount equal to two hundred percent (200%) of the sum of Executive’s annual Base Salary and Executive’s Average Annual Bonus (less applicable tax withholdings); (ii) payout of his pro-rata bonus for the fiscal year of the Company in which termination occurs provided the Company bonus targets are satisfied, such amount to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) each of Executive’s then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall fully accelerate and become vested with (and settled within ten (10) days following vesting) respect to one hundred percent (100%) of the shares subject thereto, provided, that the performance criteria of any awards that would otherwise vest only upon satisfaction of performance criteria shall be deemed achieved at target levels unless the applicable grant documents or transaction documents provide for a higher amount; and (iv) if Executive validly elects to continue coverage under COBRA, reimbursement for premiums paid for continued health benefits for the Executive (and any eligible dependents) under the Company’s health plans, payable when such premiums are due until the earlier of (A) eighteen (18) months or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Subject to Sections 8 and 9, the accelerated vesting described in subsection (iii) above shall be effective immediately as of the date on which Executive’s separation agreement and release of claims described in Section 8(a) may be revoked has expired, and any severance payment described in (i) above shall be made, and commence in the case of (iv), on the later of the sixtieth (60th) day after Executive’s Separation from Service or the consummation of the Change of Control.

(c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily, including due to death or Disability, without Good Reason, is terminated for Cause by the Company or, if prior to Executive’s death, the Company provides him notice of termination for Cause or Executive provides the Company of notice of termination without Good Reason, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the terms of the Company’s then established plans in which he participates, if any.

(d) Termination due to Death or Disability. Except as set forth in Section 8(a), if Executive’s employment terminates by reason of death or Disability, then Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements.

(e) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. Executive acknowledges and agrees that he is not entitled to participate in the Company’s Executive Change in Control Program as may be amended and restated (the “Program”). To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (or vice-versa).

(f) In the event that the benefits provided for in this Agreement otherwise constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this subsection (f) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under Section 7 shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company otherwise agrees in writing, all determinations required to be made under this Article, including the manner and amount of any reduction in the Executive’s benefits under Section 7, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the event giving rise to such Payment (the “Accountants”). If Executive’s benefits are delivered to a lesser extent in accordance with this clause (ii), then Executive’s aggregate benefits shall be reduced in the following order (i) cash severance pay that is exempt from Section 409A of the Code, (ii) any other cash severance pay, (iv) reimbursement payments under Section 6(e), above, (iii) any restricted stock units, (iv) any equity awards other than restricted stock units and stock options, and (v) stock options. For purposes of making the calculations required by this subsection (f), the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this subsection (f). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection (f).

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing, not revoking and returning to the Company within fifty (50) days of his Separation from Service a separation agreement and release of claims in the form attached hereto as Exhibit A. No severance or other benefits hereunder will be paid or provided until the separation agreement and release agreement becomes effective. Executive shall not be required to release the rights under Section 11 of this Agreement or the policies referred to in Section 11. Notwithstanding the foregoing, if Executive shall die following a termination described in Sections 7(a) or (b), Executive shall not be required to execute a separation agreement and release of claims in order for Executive’s successors to receive the severance benefits described in Sections 7(a) or (b).

(b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 7(a) will be subject to Executive agreeing that (i) during the Employment Term and Continuance Period, Executive will not solicit any employee of the Company for employment other than at the Company and (ii) during the Employment Term directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. Executive’s passive ownership of not more than 1% of any publicly traded company will not constitute a breach of this Section 8(b).

(c) Nondisparagement. During the Employment Term and Continuance Period, neither Executive nor the Company will knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Executive or the Company, respectively, and the Company, in its official statements, will not and will instruct the members of the Board and executive officers not to, knowingly and materially disparage, criticize, or otherwise make derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(d) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 8.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Section 409A.

Notwithstanding any of the foregoing, if the Executive is deemed by the Company at the time of his Separation from Service by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which he is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of his benefits shall not be provided to him prior to the earlier of (a) the expiration of the six-month period measured from the date of his Separation from Service with the Company or (b) the date of his death. Upon the expiration of the applicable Section 409A(a)(2)(B)(i) of the Code period, all deferred payments shall be paid to Executive in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Notwithstanding the foregoing or any other provisions of this Agreement, the Company and Executive agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent.

10. Definitions.

(a) Average Annual Bonus. For purposes of this Agreement, “Average Annual Bonus” shall mean the cash value of the average bonus amount awarded (determined without regard to any deferral election or form of payment of such bonus) to Executive under the Company’s incentive bonus and variable compensation programs as in effect on the Effective Date (or any predecessor or successor programs) for the three most recent consecutive and complete fiscal years of the Company prior to the fiscal year in which the Change of Control occurs.

(b) Cause. For purposes of this Agreement, “Cause” means the disinterested members of the Board, on a reasonable and good faith basis, determine (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) that any of the following events or contingencies exists or has occurred: (i) Executive’s engagement in acts of embezzlement, dishonesty or moral turpitude that has a material adverse effect on the Company; (ii) the conviction of Executive for having committed a felony; (iii) a breach by Executive of Executive’s fiduciary duties and responsibilities to the Company that result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) gross negligence or bad faith that has a material adverse effect on the Company; provided that if any of the foregoing events is capable of being cured, the Company will provide written notice of Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event. The foregoing shall not be deemed an exclusive list of the acts or omissions that the Company may consider as grounds for the termination of Executive’s employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment by the Company.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; provided that such Change of Control constitutes a change in ownership or effective control of the Company within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(d) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means without the Executive’s written consent, (i) a material reduction in the Executive’s authority or responsibilities (including reporting responsibilities) which shall include, after a Change of Control, the failure to appoint Executive as the Chief Executive Officer of a corporation whose equity securities are regularly traded on a recognized public market; (ii) a material reduction in the Executive’s annual Base Salary or Target Annual Incentive, other than a reduction made prior to a Change of Control that in the aggregate does not exceed 10% that also is applied to substantially all of the Company’s other senior executives; or (iii) the relocation of the Executive’s principal place of performing his duties as an employee of the Company by more than thirty (30) miles. Notwithstanding the foregoing, an event described in this Section shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within ninety (90) days of the initial existence of such event and is not corrected by the Company in a manner which is reasonably satisfactory to such Executive (including full retroactive correction with respect to any reduction in annual Base Salary or Target Annual Incentive except as permitted in clause (ii)) within thirty (30) days of the Company’s receipt of such written notice. In any event, Executive’s Separation from Service must occur during the two (2) year period following the initial existence of any of the events described in this Section in order to constitute a Separation from Service for Good Reason. Neither the failure of the Company’s stockholders to elect or reelect Executive to the Board nor the expiration of the Employment Term will constitute Good Reason for purposes of this Agreement.

(f) Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 7.

(g) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “In Connection with a Change of Control” if Executive’s employment is terminated (i) within two (2) months preceding a Change of Control or (ii) within twelve (12) months following a Change of Control.

11. Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

12. Confidential Information. Executive has previously executed the Company’s standard form of employee confidential information agreement (the “Confidential Information Agreement”). During the Employment Term, Executive further agrees to execute any updated versions of the Confidential Information Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Except for purposes of Section 8(b), any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chair of the Compensation Committee

of the Board of Directors Autodesk, Inc.

111 McInnis Parkway

San Rafael, CA 94903

If to Executive:

at the last residential address known by the Company as provided by

Executive in writing.

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Marin County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, Nonsolicitation or Labor Code §2870.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17. Legal and Tax Expenses. The Company will directly pay Executive’s counsel up to $10,000 for reasonable legal and tax advice expenses incurred in connection with the negotiation and implementation of this Agreement. Such payment shall be made in full within 30 days after the Company’s receipt of any applicable invoices (and in any event by not later than December 31, 2017).

18. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20. Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 4, 5, 6, 7, 8, 10, 11, 13, 15 and 16 will survive the termination of this Agreement.

21. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

24. Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year first above written.

COMPANY

By:	/s/ Crawford Beveridge
	Name:	Crawford Beveridge
	Title:	Chairman

EXECUTIVE

By:	/s/ Andrew Anagnost
	Name:	Andrew Anagnost

SIGNATURE PAGE TO ANDREW ANAGNOST EMPLOYMENT AGREEMENT

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (the “Release Agreement”) is made by and between Autodesk, Inc. (the “Company”) and Andrew Anagnost (“Executive”).

WHEREAS, Executive was employed by the Company; and

WHEREAS, Executive and the Company have entered into an Employment Agreement as of June     , 2017 (the “Employment Agreement”);

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1. Termination. Executive’s employment with the Company terminated on             , 20     (the “Termination Date”).

2. Consideration. The Company agreed pursuant to Section      of the Employment Agreement to provide Executive with certain benefits in the event Executive’s employment is terminated in specified circumstances, provided Executive executes this Release Agreement.

3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive as of the Termination Date, other than benefits that remain outstanding pursuant to the Employment Agreement or the Company’s employee benefit plans.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, other than obligations that remain outstanding pursuant to the Employment Agreement or the Company’s employee benefit plans. Executive, on behalf of Executive and his heirs, family members, executors, successors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, executives, employees, representatives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined below), other than his rights under Section 11 of the Employment Agreement, including, without limitation:

(a) Any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship or any transactions between the Company, as an employer and Executive as employee;

(b) Any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;

(c) Any and all claims for wrongful discharge of employment; termination in violation of public policy; harassment; discrimination; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppels; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Sarbanes Oxley Act of 2002, the Occupational Safety and Health Administration Act of 1970, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, and California Labor Code Sections 201 et seq. and 970 et seq. and all amendments to each such Act as well as the regulations issued hereunder;

(e) Any and all claims for violation of the federal or any state constitution;

(f) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) Any and all claims for attorneys’ fees and costs. Executive agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. The Parties agree that the release set forth in this Section 4 shall not apply to (i) rights that Executive may have to payments or benefits under Sections 4, 5, 6, 7, 8 and 11 of this Employment Agreement, (ii) rights under any agreement between the Parties evidencing outstanding equity awards in the Company held by Executive or (iii) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release do not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this Release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Release Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Release Agreement; (c) Executive has seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement; and (d) this Release Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the General Counsel at Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, by close of business on the seventh day from the date that Executive signs this Release Agreement.

6. Civil Code Section 1542. Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Release Agreement. Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.

8. Confidentiality.

(a) Executive acknowledges that Executive has been exposed to and promises to maintain the confidentiality of all confidential and proprietary information of the Company, including without limitation, information relating to: any and all research and development plans and activities; products; product plans; source code; customer lists; business plans; marketing plans and strategies; pricing and pricing strategies; Company’s employees and employee compensation; and the business or confidential information of the Company’s customers.

(b) Executive agrees to comply with the terms set forth in the Employee Agreements on Intellectual Property and Product Source Code and executed by Executive on or about Executive’s hire date and any updated confidentiality agreement Executive may have signed while an employee (altogether “Confidential Information Agreements”). Executive agrees that any program, document, drawing, or other work Executive worked on at Company’s direction or on Company time, or using Company’s equipment, or using any information proprietary to Company shall remain the property of the Company.

(c) Executive hereby confirms that Executive has returned or will return all Company property in Executive’s possession, and that Executive will return all confidential or proprietary information. In the event Executive violates any of these obligations, the Company shall cease making the payments and providing the benefits to Executive as provided in Section 8 of the Employment Agreement.

(d) Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict him from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

9. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release Agreement.

10. Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release Agreement.

11. No Representations. Executive represents that Executive has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Release Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release Agreement.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release Agreement shall continue in full force and effect without said provision.

13. Entire Agreement. This Release Agreement and the Employment Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company and supersede and replace any and all prior agreements and understandings concerning Executive’s relationship with the Company and his compensation from the Company. This Release Agreement may only be amended in writing signed by Executive and an executive officer of the Company.

14. Governing Law. This Release Agreement shall be governed by the internal substantive laws, but not the choice-of-law rules, of the State of California.

15. Effective Date. This Release Agreement is effective eight (8) days after it has been signed by both Parties (the “Effective Date”).

16. Counterparts. This Release Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17. Voluntary Execution of Agreement. This Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Release Agreement;

(b) They have been represented in the preparation, negotiation and execution of this Release Agreement by legal counsel of their own choice, or they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Release Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Release Agreement.

IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

COMPANY			Date:

By:
Name:
Title:

EXECUTIVE
Date:
By:
	Name:	Andrew Anagnost

SIGNATURE PAGE TO ANDREW ANAGNOST RELEASE OF CLAIMS AGREEMENT

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